Exhibit 99.2

FIRST AMENDMENT
TO
SCHOLAR ROCK HOLDING CORPORATION
2022 INDUCEMENT EQUITY PLAN

A.The Scholar Rock Holding Corporation 2022 Inducement Equity Plan (the “Plan”) is hereby amended by deleting the first sentence of Section 3(a) and substituting therefore the following:

“The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 2,000,000 shares, subject to adjustment as provided in Section 3(c).”

B.The effective date of this First Amendment shall be September 4, 2022.
C.Except as amended herein, the Plan is confirmed in all other respects.

Approved by the Board of Directors on September 4, 2022.